Exhibit 21.1

Subsidiaries of AccelPath, Inc.

1.

Genex Technologies Incorporated, a Maryland corporation, doing business as Genex Technologies, Inc.

2.

Technest, Inc., a Delaware corporation

3.

AccelPath, LLC, a Massachusetts limited liability company

4.

Digipath Solutions, LLC, a Texas limited liability company

5.

Energy Innovative Partners